Exhibit 10.2

Digital Worlds NFTS Ltd.
Grant Agreement

This is an agreement (this “Agreement”) by and between Grant Recipient and Digital Worlds NFTS Ltd. dated effective as of January 28, 2022 (the “Effective Date”). It provides the terms under which Grant Recipient will receive a grant of tokens.

1. General Terms.

Item	Grant Details
1.	Entity Name (Grant Recipient)	GME Entertainment, LLC “Grant Recipient” and “GameStop” can be used interchangeably and will have the same meaning throughout this Agreement.
2.	Proposal Name and Details:	GameStop will be integrating Immutable X’s technology into its NFT marketplace. In addition, there will be joint business development efforts to grow the developer, artist and gaming studio ecosystem on Immutable X via the GameStop NFT marketplace.
3.	Contact Name: Contact email: Contact Phone / WhatsApp:	Redacted
4.	Contact address:	625 Westport Parkway, Grapevine Texas 76051
5.	Website:	www.gamestop.com
6.	Wallet address (optional, can be provided later)	To be advised
7.	Grant (in IMX):	56,209,850 IMX

2. Grant Milestones
The Grant will be distributed in such portions on condition of each of the Milestones being met to the reasonable satisfaction of Digital Worlds, in good faith. Grant Recipient has 2 years (plus any Extension Periods) starting at the Effective Date to complete the Milestones set forth below, conditional on a mainnet launch of Immutable X on GameStop’s NFT marketplace within 18 months (plus any Extension Periods) of the Effective Date.

Milestone 1 - Execute Contract	Token Grant
Executing the Primary Sales Agreement and Grant Agreement.	28,104,925 IMX
Milestone 2 - Initial PR Announcement	Token Grant
Notifying Immutable X of its intent to release, within forty-eight (48) hours, a PR announcement of Immutable X’s grant program for parties intending to build atop of Grant Recipient’s NFT Marketplace. ImmutableX and Grant Recipient anticipate the release of the foregoing announcement to take place on or around the Effective Date.
9,368,308 IMX
Milestone 3 – NFT Platform Launch	Token Grant
Notifying Immutable X of its intent of Platform Launch of the GameStop NFT platform within forty-eight (48) hours. Platform Launch means the bona fide public release of the GameStop web-based NFT trading platform in the U.S. and certain mutually agreed upon non-US regions, which integrates Immutable X’s layer two technology. Platform Launch shall take place within twelve (12) months, plus any Extension Periods, of the Effective Date (“Platform Launch Deadline”).
3,747,323 IMX
Milestone 4 –Transaction Target One	Token Grant:
Reach a cumulative amount of $1.5 billion in combined Primary Sales and Secondary Market Sales Transactions on Immutable X within twenty-four (24) months plus any Extension Periods, of the Effective Date, such deadline (“Transaction Volume Target 1 Deadline”). For clarity, the values of the Primary Sales and Secondary Market Sales will be calculated by using the market value of Ethereum at the time the Primary Sales and Secondary Market Transactions were completed.
7,494,647 IMX
Milestone 5 - Transaction Target Two	Token Grant Terms:
Reach a cumulative amount of $3.0 billion in combined Primary Sales and Secondary Market Sales Transactions on Immutable X within twenty-four (24) months plus any Extension Periods, of the Effective Date, such deadline (“Transaction Volume Target 2 Deadline”) For purposes of clarity, the values of the Primary Sales and Secondary Market Sales will be calculated by using the market value of Ethereum at the time the Primary Sales and Secondary Market Transactions were completed.
7,494,647 IMX

An “Extension Period” means, if the Protocol is unavailable to the Grant Recipient by reason of the Protocol being generally unavailable (and not arising from any act or omission of the Grant Recipient) for at least 24 hours, the period of the Protocol being unavailable to the Grant Recipient.

3. Return of Portion of Grant Payment
In the event Milestone 3 is not met by the Platform Launch Deadline (and subject to any Extension Period), then GameStop must pay to Digital Worlds (or their nominee) USD$25,000,000. The parties agree that this clause is not a penalty and is genuine pre-estimate of the loss which will be suffered should Milestone 3 not be met by the Platform Launch Deadline.

4. Other Commercial Commitments
Digital Worlds hereby commits to:

(a)issuing grants of USD$100 million in token value over the 24 months from the date of this agreement in addition to the grants made under this Agreement;

(b)with such amount calculated with reference to the market price of IMX at the time of the grant of IMX; and

(c)such grants to be issued only (i) upon reasonable consultation with Grant Recipient and (ii) to projects which are building on, or intending to build on or to be compatible with, the GameStop NFT marketplace.

(d)Specific Grants will be the subject of final approval by Digital Worlds Board and conditional upon a Grant Recipient meeting reasonable milestones set by Digital Worlds.

5.General Terms and Conditions
The parties agree that the general terms and conditions contained in Exhibit A shall govern this Agreement and are hereby incorporated herein.

By executing the below, the Grant Recipient confirms it has read, understood and agrees to be bound by the Agreement and the general terms and conditions attached as Exhibit A:

Executed by Digital Worlds NFTS Ltd.:	Dated:	2/2/2022

/s/ Paul Parker
Signature

Paul Parker, Director Digital Worlds
Name and Capacity

Executed by GME Entertainment, LLC by it’s authorised representative:	Dated:	2/2/2022

/s/ Kurt Bierbower
Signature		Signature

Kurt Bierbower, VP Business Development - Blockchain
Name and Capacity		Name and Capacity